Exhibit 99.a(5)(iv)

Company Contact: Jingwei International Limited Cao Wei Tel: +86-755-8631-9430 Email: weicao@jingweicom.com www.jingweicom.com

Jingwei International Limited Announces Closing of Going Private Transaction

Shenzhen, China, March 30, 2012 /PRNewswire/ -- Jingwei International Limited (NASDAQ: JNGW) ("Jingwei" or “the Company"), a leading provider of data-mining, interactive marketing and software services in China, today announced that its previously disclosed “going private” transaction designed to eliminate Jingwei’s status as a public company in the U.S. has been consummated.

Following suspension of trading in Jingwei’s common stock on the NASDAQ, the Company effected a 1 for 20,000 reverse stock split, with the result that all shareholders owning less than 20,000 shares as of 7:00am (EDT) on March 30, 2012 will receive a cash payment of $2.20 per shares from a fund established by Jingwei with the exchange agent for the transaction. Immediately following the reverse stock split, the Company effected a 20,000 for 1 forward stock split, with the result that all shareholders owning more than 20,000 shares as of 7:01am (EDT) on March 30, 2012 will continue to hold the same number of shares as they did prior to both stock splits.

Following the filing of its Annual Report on Form 10-K for the year ended December 31, 2011, the Company plans to file a Form 15 to suspend its duty to file reports under Section 15(d) of the Securities Exchange Act of 1934. It will be eligible to suspend such duty because it has fewer than 300 record holders following the reverse stock split. Upon filing of the Form 15, the Company's obligation to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, will immediately be suspended.

About Jingwei International Limited:

Jingwei International Limited ("Jingwei") has established a leading position in China in data mining, interactive marketing and software services. To capitalize on China’s rapid growth on mobile, Internet and e-Commerce applications, Jingwei has focused on new data mining offerings that encompass interactive marketing, bundled mobility solutions and mobile value added services. The Company’s software services include business intelligence, billing, customer relationship management and decision support solutions for Chinese telecom operators and power companies.

Business Risks and Forward-Looking Statements

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